Exhibit 99.1

SGN Announces BlockchAIn Has Established a Collaboration with Supermicro for AI Data Center Hardware

Supermicro's AI-optimized compute platforms supports BlockchAIn's U.S. data center development pipeline

SCOTTSDALE, AZ – March 11, 2026 – Signing Day Sports, Inc. (“Signing Day Sports”, “SGN” or the “Company”) (NYSE American: SGN), in connection with the Company’s previously announced proposed business combination with One Blockchain LLC (“BlockchAIn LLC”), today announced that BlockchAIn LLC is collaborating with Super Micro Computer, Inc. (“Supermicro”) (NASDAQ: SMCI), a publicly traded technology company based in San Jose, California that provides total IT solutions for enterprise, cloud, AI, and 5G/Edge infrastructure, including servers, AI systems, storage, networking, software, and support services.

Working together, BlockchAIn LLC intends to deliver an end-to-end AI infrastructure platform by integrating power-secured data center development and operations with standardized, high-density compute hardware designed for AI workloads. With direct access to reliable AI hardware, BlockchAIn LLC expects to bring revenue-producing AI infrastructure online faster and at lower costs than relying on fragmented suppliers, which BlockchAIn LLC believes will drive future operating results. In 2024, BlockchAIn LLC’s operating platform generated approximately $22.9 million in revenue and approximately $5.7 million in net income.

“Leveraging access to Supermicro's hardware portfolio supports our ability to deliver fully integrated AI infrastructure solutions,” said Jerry Tang, Chief Executive Officer of BlockchAIn LLC. “By collaborating with established hardware providers, we can deliver complete solutions tailored to the needs of neocloud and AI-focused customers. We focus on securing power, developing AI-ready facilities, and operating reliable infrastructure.”

Power-First AI Infrastructure Strategy

BlockchAIn LLC’s platform is designed to convert scarce and volatile electricity into predictable, secure AI compute capacity, while remaining hardware-agnostic at the ownership level. The platform supports both flexible and long-duration workloads, allowing AI deployments to scale responsibly within real-world grid and infrastructure constraints as AI adoption expands across industries and demand for dependable AI compute capacity continues to rise.

BlockchAIn LLC believes its power-first approach, combined with vertically integrated infrastructure and direct access to enterprise-grade compute hardware, positions BlockchAIn LLC to serve the growing demand for AI and HPC capacity while maintaining disciplined execution and long-term infrastructure durability.

About One Blockchain LLC

BlockchAIn LLC is a developer and operator of digital infrastructure focused on HPC and AI hosting. BlockchAIn LLC’s operations are centered around its existing 40 MW data center facility in South Carolina. In 2024, this facility generated approximately $22.9 million in revenue and approximately $5.7 million in net income. BlockchAIn LLC has a planned AI data center expansion with favorable economics this year, planned for activation in 2027. BlockchAIn LLC’s mission is to become a leader in creating and operating scalable sustainable power and data infrastructure purpose-built for AI hosting, AI workloads, HPC, and accelerated compute applications. For more information, visit https://oneblockchain.ai/.

About Signing Day Sports, Inc.

Signing Day Sports' mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports' app allows student-athletes to build their Signing Day Sports' recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://signingdaysports.com/.

Investor Contacts:

Crescendo Communications, LLC
212-671-1020
SGN@crescendo-ir.com

Forward Looking Statement

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "may," "could," "will," "should," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "project" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, including without limitation, the parties’ ability to complete the proposed transaction, the parties’ ability to integrate their respective businesses into a combined publicly listed company post-merger, the ability of the parties to obtain all necessary consents and approvals in connection with the transaction, obtain stock exchange clearance of a listing application in connection with the transaction, the parties’ ability to obtain their respective equity securityholders’ approval, and obtain sufficient funding to maintain operations and develop additional services and offerings, market acceptance of the parties’ current products and services and planned offerings, competition from existing or new offerings that may emerge, impacts from strategic changes to the parties’ business on net sales, revenues, income from continuing operations, or other results of operations, the parties’ ability to attract new users and customers, the parties’ ability to retain or obtain intellectual property rights, the parties’ ability to adequately support future growth, the parties’ ability to comply with user data privacy laws and other current or anticipated legal requirements, and the parties’ ability to attract and retain key personnel to manage their business effectively. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” of the Registration Statement (as defined below), and are further described in the Proxy Statement/Prospectus (as defined below) that was publicly filed with the U.S. Securities and Exchange Commission (the “SEC”) relating to this transaction.  See also the section titled “Risk Factors” in the Company’s periodic reports which are filed with the SEC. These risks, uncertainties and other factors are, in some cases, beyond the parties’ control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if these underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. All subsequent written and oral forward-looking statements concerning Signing Day Sports, BlockchAIn LLC, or any of their affiliates, or other matters and attributable to Signing Day Sports, BlockchAIn LLC, any of their affiliates, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Additional Information and Where to Find It

 In connection with the proposed business combination between Signing Day Sports and BlockchAIn LLC, Blockchain Digital Infrastructure, Inc. (“BlockchAIn Inc.” and together with BlockchAIn LLC, “BlockchAIn”) has filed relevant materials with the SEC, including a Registration Statement on Form S-4 filed on December 1, 2025, as amended on December 23, 2025, January 21, 2026, January 22, 2026, and January 30, 2026 (as amended from time to time, the “Registration Statement”), to register the common shares of BlockchAIn Inc. to be issued in connection with the Business Combination, and has filed a definitive proxy statement of the Company and a prospectus of BlockchAIn Inc. (the “Proxy Statement/Prospectus”). The Registration Statement has been declared effective by the SEC. The Proxy Statement/Prospectus has been sent to the stockholders of Signing Day Sports to seek their approval of the Business Combination. Each of BlockchAIn Inc., BlockchAIn LLC, and Signing Day Sports may file with the SEC other relevant documents concerning the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF SIGNING DAY SPORTS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BLOCKCHAIN, SIGNING DAY SPORTS, THE BUSINESS COMBINATION, AND RELATED MATTERS. The Registration Statement, the Proxy Statement/Prospectus, and any other documents filed by BlockchAIn Inc., One Blockchain LLC, and Signing Day Sports, Inc. with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Signing Day Sports, Inc. by directing a written request to: Signing Day Sports, Inc., 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255.

Participants in the Solicitation

Signing Day Sports, and its directors, executive officers and certain other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the stockholders of Signing Day Sports with respect to the Business Combination and related matters. Information about the directors and executive officers of Signing Day Sports, including their ownership of shares of Signing Day Sports common stock, is included in Signing Day Sports’ Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on April 11, 2025. Additional information regarding the persons who may be deemed participants will be included in the definitive proxy statement/prospectus and other relevant documents filed with the SEC. The directors, managers, and officers of BlockchAIn do not currently hold any interests, by security holdings or otherwise, in Signing Day Sports.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. No offering of securities in connection with the Business Combination shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

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